As filed with the U.S. Securities and Exchange Commission on March 31, 2026.

Registration No. 333-______

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Oncolytics Biotech Inc.

(Exact name of registrant as specified in its charter)

Nevada	98-0541667
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4350 Executive Drive, Suite 325 San Diego, California 92121

(Address of Principal Executive Offices)(Zip Code)

Oncolytics Biotech Inc. Amended and Restated Stock Option Plan

Oncolytics Biotech Inc. 2026 Incentive Award Plan

Oncolytics Biotech Inc. Inducement Non-Qualified Stock Option Agreement with Jared Kelly

Oncolytics Biotech Inc. Inducement Non-Qualified Stock Option Agreement with Andrew Aromando

Oncolytics Biotech Inc. Inducement Non-Qualified Stock Option Agreement with John McAdory

Oncolytics Biotech Inc. Inducement Non-Qualified Stock Option Agreement with Yujun Wu

(Full title of the plan)

Jared Kelly

Chief Executive Officer

4350 Executive Drive, Suite 325

San Diego, California 92121

(Name and address of agent for service)

(403) 670-7377

(Telephone number, including area code, of agent for service)

Copies to:

Christopher J. Clark Latham & Watkins LLP 555 Eleventh Street, NW, Suite 1000 Washington, D.C. 20004 (202) 637-2200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

Explanatory Note

On March 17, 2026, Oncolytics Biotech Inc. (the “Company”) completed the first step of its previously announced two-step redomestication by changing its jurisdiction of incorporation from the Province of Alberta, Canada, to the Province of British Columbia, Canada (the “Continuance”), pursuant to a “continuance” effected in accordance with Section 189 of the Business Corporations Act (Alberta) and a “continuation” in accordance with Section 303 of the Business Corporations Act (British Columbia) (the “BCBCA”). On March 31, 2026, the Company completed the second step of its redomestication by changing its jurisdiction of incorporation from the Province of British Columbia, Canada, to the State of Nevada in the United States pursuant to a “continuation out” effected in accordance with Section 308 of the BCBCA and a “domestication” under Nevada Revised Statutes 92A.270 (the “Domestication”).

Upon effectiveness of the Continuance, each outstanding common share, no par value per share, of the Company (an Alberta corporation) at the time of the Continuance remained issued and outstanding as a common share, no par value per share, of the Company (a British Columbia corporation). Upon effectiveness of the Domestication, each outstanding common share of the Company (a British Columbia corporation) at the time of the Domestication automatically became one outstanding share of common stock, par value $0.001 per share, of the Company (a Nevada corporation) (the “Common Stock”). The Common Stock continues to be listed for trading on The Nasdaq Stock Market, LLC under the symbol “ONCY.”

In connection with the Continuance and the Domestication, the Company continues its obligations under (i) the Oncolytics Biotech Inc. Amended and Restated Stock Option Plan (the “Existing Stock Option Plan”), (ii) the Oncolytics Biotech Inc. Amended and Restated Incentive Share Award Plan (the “Existing Incentive Share Award Plan” and, together with the Existing Stock Option Plan, the “Existing Plans”) and all of the outstanding equity awards under the Existing Plans, and (iii) employment inducement awards granted in accordance with Nasdaq Listing Rule 5635(c)(4), including, without limitation, (a) the Oncolytics Biotech Inc. Inducement Non-Qualified Stock Option Agreement with Jared Kelly, (b) Oncolytics Biotech Inc. Inducement Non-Qualified Stock Option Agreement with Andrew Aromando, (c) the Oncolytics Biotech Inc. Inducement Non-Qualified Stock Option Agreement with John McAdory, and (d) the Oncolytics Biotech Inc. Inducement Non-Qualified Stock Option Agreement with Yujun Wu (collectively, the “Option Inducement Awards”). Upon effectiveness of the Continuance, each outstanding option and restricted share unit settleable into common shares of the Company (an Alberta corporation) remained exercisable for or able to be settled into an equivalent number of common shares of the Company (a British Columbia corporation) for the equivalent exercise price per share (if applicable), without any action by the holder. Upon effectiveness of the Domestication, each outstanding option and restricted share unit settleable into common shares of the Company (a British Columbia corporation) remained exercisable for or able to be settled into an equivalent number of shares of Common Stock for the equivalent exercise price per share (if applicable), without any action by the holder.

In connection with the Domestication, the board of directors of the Company adopted the Oncolytics Biotech Inc. 2026 Incentive Award Plan (the “2026 Plan”), which was previously approved by the Company’s shareholders at the Special Meeting of Shareholders held on January 15, 2026.

This Registration Statement on Form S-8 (this “Registration Statement”) is being filed by the Company in connection with the registration of Common Stock of the Company issuable to eligible employees, directors and consultants of the Company and its subsidiaries under the 2026 Plan, the Existing Plans and the Option Inducement Awards.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the U.S. Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the 2026 Plan, the Existing Stock Option Plan and to the recipients of the Option Inducement Awards covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act. Such documents are not required to be, and are not, filed with the U.S. Securities and Exchange Commission (the “SEC”) either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed by the Company with the SEC pursuant to the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference in, and shall be deemed to be a part of, this Registration Statement:

(a)	the Company’s Annual Report on Form 10-K filed with the SEC on March 30, 2026;
(b)	the Company’s Current Reports on Form 8-K filed with the SEC on January 12, 2026, January 15, 2026, January 15, 2026, February 4, 2026, February 24, 2026, March 2, 2026, March 19, 2026 and March 20, 2026; and
(c)	the description of the Common Stock contained in the Registration Statement on Form 8-A of the Company filed with the SEC on May 31, 2018, and any amendment or report filed for the purpose of updating such disclosure.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement (except for any portions of such Current Reports on Form 8-K furnished pursuant to Item 2.02 and/or Item 7.01 thereof and any corresponding exhibits thereto not filed with the SEC) and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part thereof from the date of the filing of such documents.

For purposes of this Registration Statement, any statement contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in a subsequently filed document that also is or is deemed to be incorporated herein by reference modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Nevada Revised Statutes (as amended from time to time, the “NRS”) 78.138 provides that, unless a corporation’s articles of incorporation provide for greater individual liability, a director or officer is not individually liable to the corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his or her capacity as a director or officer unless the statutory presumption of the business judgment rule (that such director or officer has acted in good faith, on an informed basis and with a view to the interests of the corporation) has been rebutted, and it is proven that (i) the director’s or officer’s acts or omissions constituted a breach of their fiduciary duties and (ii) such breach involved intentional misconduct, fraud or a knowing violation of law. Our articles of incorporation eliminates, or limits to the fullest extent permitted by the NRS, the liability of our directors and officers.

NRS 78.7502(1) provides that a corporation may indemnify, pursuant to the provisions of that subsection, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise or as a manager of a limited liability company, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person (a) is not liable pursuant to NRS 78.138 or (b) acted in good faith and in a manner the individual believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

NRS 78.7502(2) permits a corporation to indemnify, pursuant to the provisions of that subsection, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by the individual in connection with the defense or settlement of such action or suit if such person (a) is not liable pursuant to NRS 78.138 or (b) acted in good faith and in a manner the individual reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification pursuant to NRS 78.7502 may be made in respect of any claim, issue or matter as to which such person shall have been adjudged by a court of competent jurisdiction, after any exhaustion of any appeals taken therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which such action or suit was brought or other court of competent jurisdiction determines that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

NRS 78.751(1) provides that a corporation shall indemnify any person who is a director, officer, employee or agent of the corporation, against expenses actually and reasonably incurred by the person in connection with defending an action (including, without limitation, attorney’s fees), to the extent that the person is successful on the merits or otherwise in defense of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including, without limitation, an action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. NRS 78.751 also provides that the indemnification pursuant to NRS 78.7502 shall not be deemed exclusive or exclude any other rights to which the indemnified party may be entitled (except that indemnification may not be made to or on behalf of any director or officer finally adjudged by a court of competent jurisdiction, after exhaustion of any appeals taken therefrom, to be liable for intentional misconduct, fraud or a knowing violation of law and such misconduct, fraud or violation of the law was material to the cause of action) and that the indemnification shall continue as to directors, officers, employees or agents who have ceased to hold such positions, and to their heirs, executors and administrators.

NRS 78.752 provides that a Nevada corporation may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, for any liability asserted against the person and liability and expenses incurred by the person in their capacity as a director, officer, employee or agent, or arising out of the person’s status as such, whether or not the corporation has the authority to indemnify the individual against such liability and expenses.

Our bylaws provide that the Company shall, to the fullest extent not prohibited by applicable law, indemnify our directors and officers against all expenses (including attorneys’ fees) reasonably incurred by an indemnitee in connection with any proceeding in advance of its final disposition.

In addition, we have entered into indemnification agreements with each of our directors and executive officers. These indemnification agreements require us, among other things, to indemnify such directors and executive officers against liabilities that may arise by reason of their status or service and to advance all expenses reasonably and actually incurred by such individuals in investigating or defending any such action, suit or proceeding. We believe that these agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.

We also maintain insurance policies under which our directors and officers are insured, within the limits and subject to the limitations of those policies, against certain expenses in connection with the defense of, and certain liabilities which might be imposed as a result of, actions, suits, or proceedings to which they are parties by reason of being or having been a director or officer of the Company. The coverage provided by these policies may apply whether or not we would have the power to indemnify such person against such liability under the provisions of the NRS.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description

4.1*	Articles of Domestication of Oncolytics Biotech Inc.

4.2*	Articles of Incorporation of Oncolytics Biotech Inc.

4.3*	Bylaws of Oncolytics Biotech Inc.

5.1*	Opinion of Brownstein Hyatt Farber Schreck, LLP.

23.1*	Consent of Brownstein Hyatt Farber Schreck, LLP (included in Exhibit 5.1).

23.2*	Consent of Ernst & Young LLP.

24.1*	Power of Attorney (included on the signature page hereto).

99.1*	Oncolytics Biotech Inc. 2026 Incentive Award Plan.

99.2	Oncolytics Biotech Inc. Amended and Restated Stock Option Plan (incorporated by reference to Exhibit 4.1 of the registrant’s Registration Statement on Form S-8 (File No. 333-279926) filed with the SEC on June 4, 2024).

99.3	Oncolytics Biotech Inc. Amended and Restated Incentive Share Award Plan (incorporated by reference to Exhibit 4.2 of the registrant’s Registration Statement on Form S-8 (File No. 333-279926) filed with the SEC on June 4, 2024).

99.4	Inducement Non-Qualified Stock Option Agreement, dated June 10, 2025, between Ocolytics Biotech Inc. and its Chief Executive Officer, Jared Kelly (incorporated by reference to Exhibit 10.12 of the registrant’s Annual Report on Form 10-K filed with the SEC on March 30, 2026).

99.5	Form of Inducement Non‑Qualified Stock Option Agreement (incorporated by reference to Exhibit 10.10 of the registrant’s Annual Report on Form 10‑K filed with the SEC on March 30, 2026).

107.1*	Filing Fee Table.

*	Filed herewith.

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on this 31st day of March, 2026.

Oncolytics Biotech Inc.

By:	/s/ Jared Kelly
Jared Kelly
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN AND WOMEN BY THESE PRESENTS, that each person whose signature appears below hereby severally constitutes and appoints each of Jared Kelly and Kirk J. Look as such person’s true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and all documents relating thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto such attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing necessary or advisable to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents, each acting alone, or such person’s substitute or substitutes, lawfully may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on March 31st, 2026.

Signature	Title

/s/ Jared Kelly Jared Kelly	Chief Executive Officer and Director (Principal Executive Officer)

/s/ Kirk J. Look Kirk J. Look	Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ Wayne Pisano Wayne Pisano	Chairman

/s/ Deborah M. Brown Deborah M. Brown	Director

/s/ James T. Parsons James T. Parsons	Director

/s/ Jonathan Rigby Jonathan Rigby	Director

/s/ Angela Holtham Angela Holtham	Director

/s/ Bernd R. Seizinger Bernd R. Seizinger	Director

/s/ Patricia Andrews Patricia Andrews	Director